Exhibit 99.1

               Kerr-McGee Updates 2004 Oil and Gas Hedge Positions
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     Oklahoma City, Dec. 9, 2003 - Kerr-McGee Corp.  (NYSE:  KMG) today provided an update on its oil and natural gas commodity price hedges for 2004. Kerr-McGee's hedge positions previously were filed Nov. 25, 2003 in a Form 8-K with the Securities and Exchange Commission.
     Since then, Kerr-McGee has added hedge positions for 2004 sales, including:

     o 100,000 million British thermal units per day (MMBtu/d) with a floor price of $5 per MMBtu and a ceiling price of $6.06 per MMBtu for the first quarter
     o 25,000 MMBtu/d with a floor price of $5 per MMBtu and a ceiling price of $6.01 per MMBtu for the first quarter
     o 565,000 MMBtu/d through fixed-price swaps at an average price of $4.75 for the second quarter
     o 575,000 MMBtu/d through fixed-price swaps at an average price of $4.75 for the third and fourth quarter

     "Our hedging strategy provides greater assurance of cash flow levels to fund our exploration and capital programs, meet our goal for debt reduction, and support our dividend payments," said Bob Wohleber, Kerr-McGee senior vice president and chief financial officer. "As previously announced, our capital budget for 2004 is approximately $915 million, with an additional $300 million budgeted for exploration expense. We also plan to reduce debt by approximately $500 million next year."
     With the additional hedges, Kerr-McGee has hedged approximately 70% of its projected 2004 U.S. oil volumes at an average WTI price of $27.69 per barrel and approximately 70% of its 2004 North Sea oil volumes at an average Brent price of $25.99 per barrel. Approximately 75% of the projected 2004 U.S. gas sales have been hedged through a combination of fixed-price swaps and costless collars.
     Details on Kerr-McGee's oil and gas hedges for the remainder of 2003 and for 2004 are available at http://www.kerr-mcgee.com/guidance.html.
     Kerr-McGee is an Oklahoma City-based energy and inorganic chemical company with worldwide operations and assets of approximately $10 billion.

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(Statements  in this  news  release  regarding  the  company's  or  management's intentions, beliefs or expectations, or that otherwise speak to future events, including debt reduction, capital expenses and cash flow expectations, are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the success of the oil and gas exploration and production program, the price of oil and gas, drilling risks, uncertainties in interpreting engineering data, demand for consumer products for which Kerr-McGee's oil and gas business supplies raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors section of the company's Annual Report on Form 10-K and other U.S. Securities and Exchange Commission filings. Actual results and developments may differ materially from those expressed or implied in this news release.)

Media Contact:    Debbie Schramm
                  Direct:  405-270-2877
                  Pager:  888-734-8294
                  dschramm@kmg.com

Investor Contact: Rick Buterbaugh
                  405-270-3561